Exhibit 3.13
     I. The undersigned agree to become a corporation by the name of (l)
MILTON OIL & GAS COMPANY
     (1) The name of the corporation shall contain one of the words “association,” “company,” “corporation,” “club,” “incorporated” “society,” “union,” or “syndicate,” or one of the abbreviations, “co,” or “inc.” ; but no name shall be assumed already in use by another existing corporation of this State, or by a foreign corporation lawfully doing business in this State, or so similar thereto, in the opinion of the Secretary of State, as to lead to confusion.
     II. The principal Office or Place of Business of said Corporation will be located at (1) No 1400 Hansford street, in the city (2) of Charleston in county of Kanawha and State of West Virginia Its chief works will be located (3) in Charleston and elsewhere in West Virginia.
     (1) Insert number and name of street, if in a city having street numbers, if not, strike out.
     (2) Erase the word “city” “town” or “village,” leaving the one required.
     (3) Give location of chief works; if at the same place as principal office or place of business, say “Its chief works will be located at the same place.” If there be no chief works, say “Said corporation will have no chief works.” If chief works are in West Virginia, give name of majesterial district and county in which they are or will be located. In case of oil well, gas well, or prospecting companies, and other like companies, where the chief works will be shifting, and in cases of companies that will have chief works, or works at different points in this State, say “chief works will be located in           district, in           county, State of West Virginia, and elsewhere in said State.” If chief works are not to be in West Virginia, then it is only necessary to give the name of the State or county in which they will be located.
     III. The objects for which this Corporation is formed are as follows:
     (Please type double space. If not sufficient room here to cover this point add one or more sheets of paper of this size.)
     (1) To engage in and carry on the business of buying, selling and leasing personal property and real estate, or any related activity thereto, and to purchase, hire, lease, rent, or otherwise acquire, hold, own, handle, construct, erect, improve, manage, operate, and in any manner dispose of, all kinds and character of personal property or real property or mixed properties needful and to do or have done all manufacturing, repairing, replacing or remodeling of such properties.
     (2) To engage in and carry on the business of acquiring, producing, buying, selling, leasing and otherwise disposing of and turning to account and dealing in natural gas, petroleum, coal, gasoline, hydrocarbon products of all kinds, all other minerals, metallic substances, sub-soil and surface products and deposits of every nature, mineral leases and royalties; and prospecting, exploring, drilling for, producing, mining, treating, manufacturing, transporting, storing, selling, dealing and otherwise turning to account each and every one of the substances above specified, either in its natural form or in any altered manufactured form.

     (3) To engage in and carry on the business of importing, exporting, manufacturing, producing, buying, selling and otherwise dealing with and in goods, wares and merchandise of every class and description.
     (4) To engage in and carry on any other business which may conveniently be conducted in conjunction with any of the business of the corporation.
     (5) To purchase, lease, hire or otherwise acquire, hold, own, develop, improve and in any manner dispose of, and to aid and subscribe toward the acquisition, development or improvement of, real and personal property, and rights and privileges therein.
     (6) To purchase, lease, hire, or otherwise acquire, hold, own, construct, erect, improve, manage, operate and in any manner dispose of, and to aid and subscribe toward the acquisition, construction or improvement of offices, places of business, shops, stations, garages, hangers, docks, works, buildings, machinery, equipment and facilities, and any other property, facilities or appliances.
     (7) To acquire all or any part of the good will, rights, property and business of any person, firm, association or corporation heretofore or hereafter engaged in any business which the corporation has the power to conduct; and to hold, utilize, enjoy and in any manner dispose of, the whole or any part of the rights, property and business so acquired, and to assume in connection therewith any liabilities of any such person, firm, association or corporation.
     (8) To apply for, obtain, purchase or otherwise acquire, any patents, copyrights, licenses, franchises, trade-marks, trade names, rights, processes, formulas, and the like, which may seem capable of being used for any of the purposes of the corporation; and to use, exercise, develop, grant licenses in respect of, sell and otherwise turn to account, the same.
     (9) To acquire by purchase, subscription or in any other manner, take, receive, hold, use, employ, sell, assign, transfer, exchange, pledge, mortgage, lease, dispose of and otherwise deal in and with, any shares of stock, shares, bonds, debentures, notes, mortgages, or other obligations, and any certificate, receipts, warrants or other instruments evidencing rights or options to receive, purchase, or subscribe for the same or representing any other rights or interests therein or in any property or assets, issued or created by any person, firms, corporations, associations, syndicates, or by any governments, or agencies or subdivisions thereof; and to possess and exercise in respect thereof any and all the rights, powers and privileges of individual holders.
     (10) To purchase or otherwise acquire, and to hold, sell or otherwise dispose of, and to retire and reissue, shares of its own stock of any class in any manner now or hereafter authorized or permitted by law.
     (11) To borrow or raise money for any of the purposes of the corporation, and to issue bonds, debentures, notes or other obligations of any nature, and in any manner permitted by law, for moneys so borrowed or in payment for property purchased, or for any other lawful consideration, and to secure the payment thereof and of the interest thereon by mortgage or pledge or conveyance or assignment in trust of the whole or any part of the property of the corporation, real or personal, including contract rights, whether at the time owned or thereafter acquired; and to sell, pledge, discount or otherwise dispose of such bonds, debentures, notes or other obligations of the corporation for its corporate purposes.

     (12) To aid in any manner any person, firm, association, corporation or syndicate, any shares of stock, shares, bonds, debentures, notes, mortgages or other obligations of which, or any certificates, receipts, warrants or other instruments evidencing rights or options to receive, purchase or subscribe for the same, or representing any other rights or interests therein, which are held by or for this corporation, or in the welfare of which this corporation shall have any interest, and to do any acts or things designated to protect, preserve, improve and enhance the value of any such property or interest, or any other property of this corporation.
     (13) To guarantee the payment of dividends upon any shares of stock or shares in, or the performance of any contract by, any other corporation or association, and to endorse or otherwise guarantee the payment of the principal and interest, or either, of any bonds, debentures, notes or other evidence of indebtedness created or issued by any such other corporation or association.
     (14) To carry out all or any part of the foregoing objects as principal, factor, agent, contractor, or otherwise, either alone or through or in conjunction with any person, firm, association, or corporation, and, in carrying on its business and for the purpose of attaining or furthering any of its objects and purposes, to make and perform any contracts and to do any acts and things, and to exercise any powers suitable, convenient or proper for the accomplishment of any of the objects and purposes herein enumerated or incidental to the powers herein specified or which at any time may appear conducive to or expedient for the accomplishment of any of such objects and purposes.
     (15) To carry out all or any part of the foregoing objects and purposes, and to conduct its business in all or any of its branches, in any or all states, territories, districts and possessions of the United States of America and in foreign countries; and to maintain offices and agencies in any or all states, territories, districts and possessions of the United States of America and in foreign countries.
     The foregoing objects and purposes shall, except when otherwise expressed, be in no way limited or restricted by reference to or interference from the terms of any other claims of this or any other article of this certificate of incorporation or of any amendment thereto, and shall each be regarded as independent and construed as powers as well as objects and purposes.
     The corporation shall be authorized to exercise and enjoy all of the powers, rights and privileges granted to, or conferred upon, corporations of a similar character by the laws of the State of West Virginia now or hereafter in force, and the enumeration of the foregoing powers shall not be deemed to exclude any powers, rights or privileges so granted or conferred.

     IV. The amount of the total authorized capital stock of said corporation shall be FIVE HUNDRED THOUSAND and NO/100                                  dollars, which shall be divided into 50,000 shares of the par value of Ten and no/100                                          dollars each.
     Note: Use space below for statement as to stock without par value, or where more than one class of stock is to be issued, or one or more series within a class, and as to any designations, powers, etc., as provided in subdivision (d), § 6, art 1, c. 31, Code.
     In the case of a corporation not organized for profit and not authorized to issue capital stock, a statement to that effect shall be set forth together with a statement as to the conditions of membership, Code 31-1-6(d).
     The amount of capital stock with which it will commence business is ONE THOUSAND and NO/100
(Shall not be less than one thousand dollars)
Dollars ($1,000.00) being One Hundred (100)                                          shares Ten and no/100                                    Dollars ($10.00) each.

V.	Name (5) and P. O. Address (6) — Write plainly, typewrite if possible; W. Va. Code 31-1-6 (e) — The full names and addresses, including street and street numbers, if any, and the city, town or village, of the incorporators, and if a stock corporation, the number of shares subscribed by each.
(The number of incorporators to be not less than three as to stock, nor less than five as to nonstock corporations.)

		No. of Shares	No. of Shares	Total No. of
NAME (5)	ADDRESS (6)	Common Stock	Preferred Stock	Shares
Frances A. Baldwin	1200 Commerce Square Charleston, W. Va.	98	-0-	98
Patricia A. Willard	1200 Commerce Square Charleston, W. Va.	1	-0-	1
Barbara S. Hibbs	1200 Commerce Square Charleston, W. Va.	1	-0-	1
VI.	The existence of this corporation is to be perpetual.

VII.	The stockholders may adopt by-law provisions to reasonably restrict the transfer of shares of stock of this corporation during the lifetime of, or upon the death of, any stockholder.

VII.	For any additional provisions desired and which are authorized by law, see art. 1, c. 31, Code. Also set forth number of acres of land desired to be held in West Virginia. If such number be above 10,000 acres pursuant to section (illegible) 12, c. 11, Code. If more space is required, add one or more sheets of paper this size.

     WE, THE UNDERSIGNED, for the purpose of forming a Corporation under the laws of the State of West Virginia do make and file this Agreement; and we have accordingly hereunto set our respective hands this 7th day of November, 1974.

All the incorporators must sign below signatures being the same as shown in Article V

/s/ Frances A. Baldwin Frances A. Baldwin

/s/ Patricia A. Willard Patricia A. Willard

/s/ Barbara S. Hibbs Barbara S. Hibbs
Ch. 31, Art. 1, Sec. 6, 1931, as amended
       Effective June 10, 1967.
AGREEMENT OF INCORPORATION prepared by
(Name & Address)
Roger W. Tompkins
1200 Commerce Square
Charleston, West Virginia